UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2009

UNION CARBIDE CORPORATION
(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-1463 Commission File Number	13-1421730 (IRS Employer Identification No.)

1254 Enclave Parkway, Houston, Texas (Address of principal executive offices)	77077 (Zip code)

(281) 966-2727 (Registrant’s telephone number, including area code)

N.A. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective August 17, 2009, Union Carbide Corporation (“Union Carbide”), a wholly owned subsidiary of The Dow Chemical Company (“Dow”), and UCMG L.L.C. (“UCMG”), a wholly owned subsidiary of Union Carbide (together with Union Carbide, the “Corporation”), entered into an Agreement for the Sale & Purchase of Shares (the “Agreement”) with Petroliam Nasional Berhad (“PETRONAS”), whereby PETRONAS will purchase the entire interest held by the Corporation in OPTIMAL Glycols (Malaysia) Sdn. Bhd. (“OGM”), OPTIMAL Olefins (Malaysia) Sdn. Bhd. (“OOM”) and OPTIMAL Chemicals (Malaysia) Sdn. Bhd. (“OCM,” and together with OGM and OOM the “OPTIMAL Group”).

The Corporation and PETRONAS are current partners in the OPTIMAL Group, with the Corporation holding a 50% interest in OGM, approximately 23.75% interest in OOM and a 50% interest in OCM.  The Agreement provides that PETRONAS will purchase these interests held by the Corporation for a total purchase price of $660 million in cash, subject to adjustment at closing to reflect changes in the OPTIMAL Group’s working capital and net debt at closing from agreed benchmarks and reconciliation payments payable under certain distributorship agreements.

The transaction is subject to customary closing conditions, including receipt of regulatory approval from the Malaysian Ministry of International Trade and Industry and the receipt of certain consents from lenders, bondholders and hedging banks of the OPTIMAL Group under its secured lending facility.  The Agreement contains certain termination rights for both the Corporation and PETRONAS, including the right of either party to terminate if the closing has not occurred within 120 days from the date of the Agreement, subject to an extension if there are pending disputes in connection with the Agreement, or if any of the conditions precedent (unless waived) have not been fulfilled within 90 days from the date of the Agreement.

The Corporation and PETRONAS have agreed to customary representations and warranties in the Agreement.  The parties have agreed to continue to exercise their respective obligations and to conduct the business of the OPTIMAL Group in its usual and ordinary course until the closing of the transaction.  Each of the parties has agreed to indemnify each other with respect to misrepresentations, breach of warranty or failure to perform any covenant or obligation under the Agreement.

Disputes under the Agreement will be resolved by arbitration in Kuala Lumpur in accordance with the United Nations Commission on International Trade Law Arbitration Rules.

Pursuant to the Agreement, the Corporation, Dow and its affiliates and the OPTIMAL Group, as the case may be, have agreed to enter into certain other agreements in connection with the Agreement, including, without limitation, technical services agreements, supplemental agreements to the technology license agreements, trademark agreements, supplemental agreement to the license of complementary assets and a product off-take agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 19, 2009

UNION CARBIDE CORPORATION

By:	/s/ WILLIAM H. WEIDEMAN
	Name:	William H. Weideman
	Title:	Vice President and Controller
The Dow Chemical Company

Authorized Representative of Union Carbide Corporation